                                                                    Exhibit 4.14

     SUPPLEMENTAL INDENTURE, dated as of February 14, 2003 (the "Amendment"), among (i) MDP Acquisitions plc, a public limited company incorporated under the laws of Ireland and having its registered office at Arthur Cox Building, Earlsfort Center, Earlsfort Terrace, Dublin 2, Ireland (the "Company"), (ii) MDCP Acquisitions I, a direct subsidiary of the Company incorporated under the laws of Ireland and having its registered office at Arthur Cox Building, Earlsfort Center, Earlsfort Terrace, Dublin 2, Ireland (the "Subsidiary Guarantor") and (iii) Deutsche Bank Trust Company Americas, a banking corporation organized under the laws of the State of New York (the "Trustee"). Unless otherwise defined herein, capitalized terms used herein but not defined shall have the meanings given to such terms in the Indenture (as hereinafter defined).

                             W I T N E S S E T H

     WHEREAS, the Company, the Subsidiary Guarantor and the Trustee are parties to that certain Dollar Indenture dated as of September 30, 2002 (the "Indenture") for its 9-5/8% Senior Notes due 2012;

     WHEREAS, pursuant to the Indenture, the Company issued Original Notes on September 30, 2002;

     WHEREAS, the Company expects to sell Additional Notes in an aggregate principal amount of $205,000,000 on the terms described in that certain Offering Memorandum dated February 11, 2003 of the Company (the "Offering Memorandum");

     WHEREAS, the Company desires that the Indenture be amended (i) to cure a defect in the Indenture and (ii) to make changes that will provide additional rights and benefits to Holders of the Additional Notes in order that Holders of the Additional Notes described in the Offering Memorandum and Holders of the Original Notes have the same rights under the Indenture, and which will not adversely affect the legal rights under the Indenture of any Holder of Original Notes or Additional Notes;

     WHEREAS, the Company, the Subsidiary Guarantor and the Trustee may, subject to the conditions set forth in Sections 9.1 and 9.6 of the Indenture, amend the Indenture (i) to cure any ambiguity, defect, error or inconsistency, or (ii) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

     WHEREAS, the Company is representing to the Trustee that the conditions to this Amendment, as set forth in Section 9.1 and 9.6 of the Indenture, have been satisfied by the Company;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree the following.

     1. AMENDMENT TO ARTICLE I OF THE INDENTURE. Article I of the Indenture is hereby amended by:

     (a)  deleting the words:

     ""PRIORITY AGREEMENT" means the Priority Agreement, dated as of September 16, 2002, as amended, modified or supplemented from time to time, among the Senior Creditors (as defined therein), the Company, Parent, the Subsidiary Guarantor and the other parties thereto from time to time."

     and substituting therefor the words:

     ""PRIORITY AGREEMENT" means (i) the Priority Agreement, dated as of September 16, 2002, (ii) the Priority Agreement dated as of February 14, 2003 and (iii) any other priority agreement executed in connection with the issuance and sale of Additional Notes under the Indenture, in each case, as amended, modified or supplemented from time to time, among the Senior Creditors (as defined therein), the Company, Parent, the Subsidiary Guarantor and the other parties thereto from time to time."

     (b)  deleting the words:

     ""INTERCOMPANY LOAN AGREEMENT" means that agreement, dated as of September 16, 2002, as amended, modified or supplemented from time to time, between the Company and the Subsidiary Guarantor, providing for a loan from the Company to the Subsidiary Guarantor in the amount of the gross proceeds of the offering of Notes and the Subordinated PIK Securities."

     and substituting therefor the words:

     ""INTERCOMPANY LOAN AGREEMENT" means (i) that agreement, dated as of September 16, 2002, as amended, modified or supplemented from time to time, between the Company and the Subsidiary Guarantor, providing for a loan from the Company to the Subsidiary Guarantor in the amount of the gross proceeds of the offering of the Original Notes and the Subordinated PIK Securities,
     (ii) that agreement, dated as of February 14, 2003, as amended, modified or supplemented from time to time, between the Company and the Subsidiary Guarantor for an advance of the aggregate principal amount of the Notes offered pursuant to the offering memorandum dated February 11, 2003, relating to Additional Notes issued hereunder and (iii) any other agreement that may be entered into from time to time, as may be amended, modified or supplemented from time to time, between the Company and the Subsidiary Guarantor for an advance of the aggregate principal amount of any Additional Notes issued and sold under the Indenture."

     2. AMENDMENT TO SECTION 8.5(1)(b) OF THE INDENTURE. Section 8.5(1)(b) of the Indenture is hereby amended by:

     (a) inserting, after the words "making of a notice of redemption or otherwise, and", the words "the Company has irrevocably deposited with the Trustee as trust funds in trust".

     (b) inserting, after the words "maturity or redemption", the words "PROVIDED, HOWEVER, in the event a petition for relief under any Bankruptcy Law is filed with respect to the Company within 91 days after the deposit and the Trustee is required to return the moneys then on deposit with the Trustee to the Company, the obligations of the Company under this Indenture with respect to such Notes shall not be deemed terminated or discharged".

     3. INDEMNITY. In addition to, and not in lieu of, the indemnification provided by the Company in the Indenture, the Company shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claim, expense or liability including taxes (other than taxes based on the income of the Trustee) incurred by the Trustee in connection with the execution of this Amendment and performance of its duties under this Amendment, including the reasonable expenses and attorneys' fees and expenses of defending itself against any claim of liability arising hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. However, the failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee or such Agent shall cooperate in the defense (and may employ its own counsel reasonably satisfactory to the Trustee) at the Company's expense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

     4. EFFECTIVENESS. This Amendment shall become effective when executed by each of the Company, the Subsidiary Guarantor and the Trustee.

     5. EFFECT ON INDENTURE. Except as expressly amended hereby, the Indenture shall continue to be and shall remain in full force and effect.

     6. COUNTERPART ORIGINALS. All parties hereto may sign any number of copies of this Amendment. Each signed copy or counterpart shall be an original, but all of them together shall represent one and the same agreement.

     7. GOVERNING LAW. THIS AMENDMENT, AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first written above.

                                        MDP ACQUISITIONS PLC

                                        PRESENT when the Common Seal of MDP
                                        Acquisitions plc was affixed hereto:-

                                        By: /s/ Gary McGann
                                        Name: Gary McGann
                                        Title: Director

                                        By: /s/ Ian Curley
                                        Name: Ian Curley
                                        Title: Director

                                        MDCP ACQUISITIONS I

                                        PRESENT when the Common Seal of MDCP
                                        Acquisitions I was affixed hereto:-

                                        By: /s/ Gary McGann
                                        Name:Gary McGann
                                        Title: Director

                                        By: Ian Curley
                                        Name: Ian Curley
                                        Title: Director

                                        DEUTSCHE BANK TRUST COMPANY
                                        AMERICAS, as Trustee

                                        By: /s/ Wanda Camacho
                                        Name: Wando Camacho
                                        Title: